Exhibit 99.1

FOR IMMEDIATE RELEASE

FairPoint Discussing Restructuring Plan With Its Bank Lenders — Executes Forbearance Agreement

CHARLOTTE, N.C. (September 28, 2009) — FairPoint Communications, Inc. (NYSE: FRP) (the “Company”) announced today that it is in discussions with certain of the lenders under its bank credit facility regarding a permanent debt restructuring. The Company also announced that as part of those discussions, it has entered into a forbearance agreement with lenders that collectively hold more than 50 percent of the loans and commitments outstanding under the credit facility.  The forbearance agreement contemplates that the Company may forgo principal and interest payments under its credit facility as well as payments under its interest rate swap agreements, totaling approximately $42.0 million, due on September 30, 2009, and is likely to fail to comply with the interest coverage ratio and leverage ratio covenants contained in the credit facility for the period ending September 30, 2009.  Under the forbearance agreement, if these events of default or other specified events of default occur, the lenders have agreed to not accelerate the maturity of the loans outstanding under the credit facility or exercise any other remedies until October 30, 2009, subject to certain conditions.

FairPoint’s discussions with its bank lenders are focused on developing a restructuring plan that would be generally designed to (i) reduce the Company’s indebtedness and interest expense and (ii) improve the Company’s liquidity and financial and operational flexibility in order to allow it to compete more effectively and maximize the value of the enterprise.  Such a restructuring plan may require a filing under Chapter 11 of the U.S. Bankruptcy Code.

“Today’s action by our lenders demonstrates that our discussions are progressing in a positive manner and allows additional time for a permanent restructuring plan to be resolved,” said David Hauser, Chairman and CEO of FairPoint.

There can be no assurance that any restructuring arrangement or plan that the Company pursues will be successful, or what the terms thereof would be or what, if anything, the Company’s existing debt or equity holders would receive in any restructuring.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.BC.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-

looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact:  Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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